RFMSI Series 2001-S21 Trust
                                     Issuer

                 Residential Funding Mortgage Securities I, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

                                  $228,535,415
               Mortgage Pass-Through Certificates, Series 2001-S21

                      Supplement dated October 10, 2001 to
                Prospectus supplement dated September 24, 2001 to
                          Prospectus dated May 23, 2001

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated September 24, 2001.

The ratings assigned to the certificates in the table on page S-5 of the prospectus supplement shall be replaced with the following ratings:

                                     Offered Certificates


         Initial Rating
           (Moody's/
Class       S&P)
-----------------------
Class A Certificates:
-----------------------
A-1         Aaa/AAA
A-2         Aaa/AAA
A-3         Aaa/AAA
A-P         Aaa/AAA
A-V         Aaa/AAA
Class R Certificates:
-----------------------
R           Aaa/AAA

Class M Certificates:
-----------------------
M-1          NA/AA
M-2          NA/A
M-3         NA/BBB
-----------------------

                                   Non-Offered Certificates

Class B Certificates:
-----------------------
B-1          NA/BB
B-2          NA/B
B-3          NA/NA
-----------------------




                                     Goldman, Sachs & Co.
                                          Underwriter


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The section entitled "Ratings" on page S-61 of the Prospectus Supplement shall be replaced in its entirety by the following:

                                     Ratings

    It is a condition of the issuance of the Senior Certificates that they be rated "Aaa" by Moody's Investors Service, Inc., or Moody's, and "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or Standard & Poor's. It is a condition of the issuance of the Class M-1, Class M-2 and Class M-3 Certificates that they be rated not lower than "AA," "A" and "BBB," respectively, by Standard & Poor's.

    Moody's ratings on mortgage pass-through certificates address the likelihood of the receipt by certificateholders of payments required under the pooling and servicing agreement. Standard & Poor's ratings take into consideration the credit quality of the mortgage pool, structural and legal aspects associated with the certificates, and the extent to which the payment stream in the mortgage pool is adequate to make payments required under the certificates. Standard & Poor's rating on the certificates does not, however, constitute a statement regarding frequency of prepayments on the mortgages. See "Certain Yield and Prepayment Considerations" in this prospectus supplement.

    Standard & Poor's ratings on mortgage pass-through certificates address the likelihood of the receipt by certificateholders of payments required under the pooling and servicing agreement. Standard & Poor's ratings take into consideration the credit quality of the mortgage pool, structural and legal aspects associated with the certificates, and the extent to which the payment stream in the mortgage pool is adequate to make payments required under the certificates. Standard & Poor's rating on the certificates does not, however, constitute a statement regarding frequency of prepayments on the mortgages. See "Certain Yield and Prepayment Considerations" in this prospectus supplement.

    The depositor has not requested a rating on the Senior Certificates by any rating agency other than Standard & Poor's and Moody's or on the Class M Certificates by any rating agency other than Standard & Poor's. However, there can be no assurance as to whether any other rating agency will rate the Senior Certificates or Class M Certificates, or, if it does, what rating would be assigned by any other rating agency. A rating on the certificates by another rating agency, if assigned at all, may be lower than the ratings assigned to the Senior Certificates by Standard & Poor's and Moody's, and the Class M Certificates by Standard & Poor's.

    A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating. The ratings of the Interest Only Certificates do not address the possibility that the holders of those certificates may fail to fully recover their initial investments. In the event that the ratings initially assigned to the offered certificates are subsequently lowered for any reason, no person or entity is obligated to provide any additional support or credit enhancement with respect to the offered certificates.


This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus. Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until January 10, 2001.





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